Exhibit 99.1

Creative Realities Reports Fourth Quarter 2022 and Fiscal Year 2022 Results

●	Announces Q4 2022 record revenue of $10.5 million
●	Announces FY2022 record revenue of $43.3 million
●	Announces FY2022 record Adjusted EBITDA of $3.8 million
●	Announces growth of annual recurring revenue to $14.8 million run rate exiting 2022
●	Increases 2023 Revenue Guidance to Exceed $60 million
●	Projects Backlog Revenue at up to $110 million

LOUISVILLE, KY – March 30, 2023 – Creative Realities, Inc. (“Creative Realities,” “CRI,” or the “Company”) (NASDAQ: CREX, CREXW), a leading provider of digital signage and media solutions, announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

Rick Mills, Chief Executive Officer, commented “I am pleased to report that the Company generated record fourth quarter revenue of $10.5 million in 2022, a $5.1 million, or 94%, improvement over the same period in 2021. That brought the Company’s full year revenue to $43.3 million, representing a $12.7 million, or 41%, annual increase over the pro forma combination of Creative Realities and Reflect Systems, indicative of both organic and strategic growth through the merger of the companies. The Company’s run-rate on annual recurring revenue is also at a record level of $14.8 million, well exceeding the $12.0 million run-rate for the combined companies at the end of 2021 and the $14.5 million run-rate reported as of the third quarter of this year. For fiscal year 2022, revenue totaled a record $43.4 million, exceeding the guidance that management previously provided. This is a $24.9 million (135%) increase over fiscal year 2021. Adjusted EBITDA for 2022 totaled $3.8 million, a record full-year number that also exceeded guidance provided by management and represented a 215% improvement over the same period in 2021. The Fiscal Year 2022 Adjusted EBITDA margin percentage of 8.8% is also a record for the Company.

“We believe these results evidence the strength of the platform created by the combination of Creative Realities and Reflect Systems and demonstrate the Company’s considerable potential to drive value for our shareholders. Our current client base continues to expand, and the pipeline for potential new logos and new clients has never been more robust,” stated Rick Mills, CEO of Creative Realties. Mr. Mills continued, “In addition to announcing record financial results for 2022, we have a number of important announcements and updates to report, including several new significant client acquisitions and client expansions, the cumulative impact of which is transformational for the Company. These will be discussed in detail on our scheduled call to discuss earnings results on March 30, 2022.”

The Company is updating its 2023 full-year revenue guidance from $54 million to an expected $60 million at a projected Adjusted EBITDA margin percentage of 15% and an annual recurring revenue of $17 million, each on an annualized exit run-rate basis. The Company believes its current revenue backlog from existing customer opportunities is up to $110 million, which the Company anticipates it will realize over the next two to three calendar years. “Given significant new client acquisition and expanded existing client relationships, we believe we have a truly extraordinary value creation story in the making,” stated Mr. Mills. “Accordingly, we are committed to communicating the financial underpinnings for our revenue and profit guidance.

Important new measures that we are communicating to investors is our backlog revenue and backlog conversion to subscription services (SaaS). Backlog is primarily related to network deployments and project work but seeds ARR. They complement each other in this regard to support the revenue generation projections of the company. Our backlog calculation is comprised of the full rollout of projects that are anticipated by our current customers under contract, and includes all revenues to be received by the Company by deploying all of our products and services necessary to service such projects, and includes projected revenues that are not currently subject to binding purchase orders or firm commitments.

In addition to announcements of material new client engagements and existing client engagement expansion, we will discuss the recent rejection of a go-private proposal by Pegasus Capital Advisors, the reverse stock split effected on March 27, 2023 and other noteworthy events on the scheduled earnings call.

2022 Financial Overview

Key Highlights:

●	Revenue growth of $24.9 million, or 135%, or $12.7 million and 41% as compared to the pro forma combined results of CRI and Reflect in the prior year.
●	Expansion of endpoints deployed utilizing our content management platforms, increasing our exit run-rate in ARR to $14.8 million
●	Net income of $1.9 million as compared to net income of $0.2 million in 2021
●	Adjusted EBITDA of $3.9 million as compared to an Adjusted EBITDA of $1.2 million in 2021

Revenue, gross profit, and gross margin:

●

Sales were $43.3 million for the year ended December 31, 2022, an increase of $24.9 million , or 135%, as compared to the same period in 2021. The increase on a pro forma consolidated basis was $12.7 million, or 41% organically.

●

Hardware revenues were $19.5 million for the year ended December 31, 2022, an increase of $10.0 million, or 105.2% as compared to the same period in 2021, driven by large scale LED deployments during the year by multiple customers, the launch of the Company’s digital drive-thru product, and the acquisition of Reflect Systems, Inc. in February 2022. Gross margin on hardware revenue was 16.5% during 2021 as compared to 26.8% during 2021, with approximately 5% of the reduction driven by the non-cash write-off of unsold Safe Space Solutions inventory as the Company has exited the temperature scanning technology market.

●

Services and other revenues were $23.5 million in 2022, an increase of $14.5 million, or 162%, as compared to the same period in 2021. Managed services revenue, which includes both SaaS and help desk technical subscription services were $14.3 million for the year ended December 31, 2022 as compared to $5.6 million for the year ended December 31, 2021, which represents a year-over-year growth rate of 156% in our higher margin, typically subscription-based, managed service revenue.

●

Gross profit was $17.7 million for the year ended December 31, 2022, an increase of $9.4 million, or 112.3%, compared to the same period in 2021. Consolidated gross margin decreased to 40.9% for the year ended December 31, 2022 from 45.3% in the prior year, driven primarily by the non-cash write-off of unsold Safe Space Solutions inventory, without which the consolidated gross margin for 2022 would have been 43.2%.

Operating expenses:

●	For the year ended December 31, 2022 as compared to the same period in the prior year:

●

Sales and marketing expenses generally include the salaries, taxes, and benefits of our sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses increased by $2.5 million, or 217%, for the year ended December 31, 2022 as compared to the same period in 2021 driven primarily by (i) the inclusion in the prior year of a benefit of $0.2 million related Employee Retention Credits (“ERC”) related to the retention and payment of salaries to sales personnel throughout 2020 and 2021, (ii) the acquisition of Reflect Systems, Inc. (“Reflect”) via merger (the “Merger”) on February 17, 2022, and (iii) the Company’s enhanced investments into sales and marketing activities post-COVID-19 pandemic. Immediately following the Merger, the Company integrated the sales and marketing functions of the Company and Reflect and did not disaggregate expenses between the two legacy companies. Following the Merger and through integration activities, the Company adopted certain tools, technology, and processes – particularly with respect to lead generation and brand marketing – that the Company believes were undercapitalized historically by the Company. Additionally, the Company engaged an investor relations firm and has increased investor relations activities, including conferences and presentations. As a result, we expected the sales and marketing expenses of the Company for the year ended December 31, 2022 to adequately reflect the pace for spend in these areas in future reporting periods.

●

Research and development expenses generally include personnel and development tools costs associated with the continued development of the Company’s content management systems and other related application development. Research and development expenses increased by $0.7 million, or 127%, for the year ended December 31, 2022 as compared to the same period in 2021, driven primarily by (i) the inclusion in the prior year of a benefit of $0.2 million related ERC, and (ii) the acquisition of Reflect via the Merger on February 17, 2022. Through the Merger, we acquired a fully staffed, experienced software development team and elected to keep that team in-tact, particularly given employment market conditions with respect to talented software engineers. We have integrated the pre-existing CRI development team with the acquired team and have experienced enhanced speed to market on new feature and functionality development activities from increasing this resource pool. We expect this elevated level of expense during the year ended December 31, 2022 to continue into the future as we develop our current and future product set.

●

General and administrative expenses increased $4.6 million , or 62%, driven primarily by (i) the inclusion in the prior year of a benefit of $694 related to ERC, (ii) a prior period cash recovery of $0.6 million related to a customer bankruptcy for which the Company previously recorded a reserve, and (iii) increased headcount and operations as a result of the acquisition of Reflect on February 17, 2022. While the Company anticipates carrying higher general and administrative expenses moving forward as a result of the acquisition and subsequent expansion in organic revenues, the Company continues to execute integration activities (including but not limited to consolidation of CMS tools, cloud hosting environments, IT tools, and rightsizing leases for office space) that we expect will be realized by the end of 2022 and into 2023.

Operating loss, net loss, and EBITDA:

●

Operating loss was $2.4 million for the year ended December 31, 2022 as compared to an operating loss of $2.5 million during the same period in 2021. The operating loss in each period included $0.5 million in costs associated with pursuit of acquisition activities, including the Reflect Merger. The operating loss, via general & administrative expenses, in the current year included $1.7 million in non-cash employee share-based compensation expense.

●	Net income was $1.9 million for the year ended December 31, 2022 as compared to net income of $0.2 million for the same period in 2021.
●

Adjusted EBITDA was $3.8 million in 2022 as compared to Adjusted EBITDA of $1.2 million in 2021. See the appendix for a description of these non-GAAP financial measures and reconciliation to our net income.

Subsequent events:

●

Secured Promisor Note: On February 11, 2023, the Company executed an amendment to the Secured Promissory Note which eliminated the balloon payment of $1.25 million due in February 2023, extending the maturity date for a one-year period, to February 17, 2024. During the extended period, Creative Realities will continue to make monthly principal payments of $0.1 million, and the annual interest rate on the outstanding principal increased from 0.59% to 4.60%, which will accrue and is payable in full on the new maturity date.

●

Reverse Stock Split: Effective March 27, 2023, the Company effectuated a one-for-three stock split of the shares of the Company's common stock, par value $0.01 per share. The Company now has approximately 7.7 million shares outstanding.

Conference Call Details

The Company will host a conference call to review the results of the Company’s fourth quarter and year ended 2022, and provide additional commentary about the Company’s recent performance and the Reflect merger, on March 30, 2023 at 9:00 am Eastern Time.

Prior to the call, participants should register at http://bit.ly/CRIearnings2022Q4. Once registered, participants can use the dial-in information provided in the registration email to listen to the Company’s prepared remarks and participate in the live question and answer session. An archived edition of the conference call will also be posted on our website at www.cri.com later that same day and will remain available to interested parties via the same link for one year.

About Creative Realities, Inc.

Creative Realities helps clients use place-based digital media to achieve business objectives such as increased revenue, enhanced customer experiences, and improved productivity. The Company designs, develops and deploys digital signage experiences for enterprise-level networks, and is actively providing recurring SaaS and support services across diverse vertical markets, including but not limited to retail, automotive, digital-out-of-home (DOOH) advertising networks, convenience stores, foodservice/QSR, gaming, theater, and stadium venues.

With its recent acquisition of Reflect Systems, Inc., a leading provider of digital signage software platforms, the Company is poised to extend its product and service offering and accelerate growth in SaaS revenue. While Reflect provided a broad range of digital signage solutions, Reflect’s flagship products are the market-leading ReflectView digital signage platform and Reflect AdLogic ad management platform. ReflectView is the industry’s most comprehensive, scalable, enterprise-grade digital signage platform, powering enterprise customer networks. Meanwhile, Reflect AdLogic has become the benchmark for digital signage powered ad networks, delivering nearly 50 million ads daily. The acquisition of Reflect also brought to the Company a media sales division with the expertise and relationships to help any digital signage venue owner develop and execute a monetization plan for their network.

The combined company has operations across North America with active installations in more than 10 countries.

Use of Non-GAAP Measures

Creative Realities, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” CRI defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. CRI defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges. EBITDA and Adjusted EBITDA are not measures of performance defined in accordance with GAAP. However, EBITDA and Adjusted EBITDA are used internally in planning and evaluating the Company’s operating performance. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

EBITDA and Adjusted EBITDA should not be considered as an alternative to net income/(loss) or to net cash used in operating activities as measures of operating results or liquidity. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating the Company’s performance. A reconciliation of GAAP net income/(loss) to EBITDA and Adjusted EBITDA is included in the accompanying financial schedules.

For further information, please refer to Creative Realities, Inc.’s filings available online at www.sec.gov, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2022.

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and includes, among other things, discussions of our business strategies, product releases, future operations and capital resources. Words such as "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results. They are based on the opinions, estimates and beliefs of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are outside of our control, that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Some of these risks are discussed in the “Risk Factors” section contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent filings with the U.S. Securities and Exchange Commission. Important factors, among others, that may affect actual results or outcomes include: our ability to effectively integrate Reflect’s business operations, our strategy for customer retention, growth, product development, market position, financial results and reserves, our ability to execute on our business plan, our ability to retain key personnel, our ability to remain listed on the Nasdaq Capital Market, our ability to realize the revenues included in our future guidance and backlog reports, potential litigation, supply chain shortages, and general economic and market conditions impacting demand for our products and services, including those as a result of the COVID-19 pandemic. Readers should not place undue reliance upon any forward-looking statements. We assume no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Christina Davies

cdavies@ideagrove.com

Investor Relations:

ir@cri.com

https://investors.cri.com/

CREATIVE REALITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,633	$2,883
Accounts receivable, net of allowance for doubtful accounts of $984 and $620, respectively	8,263	3,006
Unbilled receivables	-	369
Inventories, net	2,267	1,880
Prepaids and other current assets	1,819	1,634
Total current assets	13,982	9,772
Property and equipment, net	201	75
Operating lease right-of-use assets	1,584	654
Intangibles, net	23,752	4,850
Goodwill	26,453	7,525
Other assets	43	5
TOTAL ASSETS	$66,015	$22,881

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,757	$2,517
Accrued expenses	3,828	2,110
Deferred revenues	1,223	426
Customer deposits	2,478	1,525
Current maturities of operating leases	711	281
Short-term portion of Secured Promissory Note	1,248	-
Short-term portion of related party Consolidation Term Loan, net of $745 and $0 discount, respectively	1,251	-
Short-term related party Term Loan (2022)	2,000	-
Total current liabilities	16,496	6,859
Long-term Secured Promissory Note	208	-
Long-term related party Acquisition Term Loan, net of $1,484 and $0 discount, respectively	8,516	-
Long-term related party Consolidation Term Loan, net of $840 and $0 discount, respectively	4,349	-
Long-term related party loans payable, net of $0 and $143 discount, respectively	-	4,624
Long-term related party convertible loans payable, at fair value	-	2,251
Long-term obligations under operating leases	873	373
Contingent acquisition consideration, at fair value	9,789	-
Other liabilities	205	45
TOTAL LIABILITIES	40,436	14,152

SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 66,666 shares authorized; 7,266 and 4,003 shares issued and outstanding, respectively	218	120
Additional paid-in capital	75,770	60,863
Accumulated deficit	(50,409)	(52,254)
Total shareholders’ equity	25,579	8,729
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,015	$22,881

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Years Ended
	December 31,
	2022	2021
Sales
Hardware	$19,895	$9,450
Services and other	23,455	8,987
Total sales	43,350	18,437

Cost of sales
Hardware	16,613	6,914
Services and other	8,998	3,166
Total cost of sales	25,611	10,080
Gross profit	17,739	8,357

Operating expenses:
Sales and marketing	3,651	1,153
Research and development	1,251	550
General and administrative	11,892	7,321
Depreciation and amortization	2,833	1,364
Deal and transaction costs	592	518
Total operating expenses	20,219	10,906
Operating loss	(2,480)	(2,549)

Other income/(expenses):
Interest expense, including amortization of debt discount	(2,743)	(805)
Change in fair value of warrant liability	7,902	-
Change in fair value of equity guarantee	1,074	-
Gain on settlement of obligations	(237)	3,449
Gain on fair value of debt	-	166
Loss on debt waiver consent	(1,212)	-
Loss on warrant amendment	(345)	-
Other income/(expense), net	(4)	(7)
Total other income/(expense)	4,435	2,803
Net income before income taxes	1,955	254
Income tax expense	(79)	(22)
Net income	$1,876	$232
Net income per common share - basic	$0.28	$0.06
Net income per common share - diluted	$0.28	$0.06
Weighted average shares outstanding - basic	6,664	3,920
Weighted average shares outstanding - diluted	6,664	3,920

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share per share amounts)

(unaudited)

	For the Years Ended
	December 31,
	2022	2021
Operating Activities:
Net income	$1,876	$232
Adjustments to reconcile net income to be used in operating activities:
Depreciation and amortization	2,833	1,364
Amortization of debt discount	1,268	159
Stock-based compensation	2,116	2,023
Change in excess/obsolete inventory reserve	1,275	409
Change in allowance for doubtful accounts	398	10
Employee retention and other government credits	-	(785)
Increase in notes due to in-kind interest	-	467
Non-cash receivables from in-process projects	-	(369)
Non-cash application of customer deposits to completed projects	-	(506)
Gain on forgiveness of Paycheck Protection Program	-	(1,552)
Gain on settlement of Seller Note	-	(1,538)
Loss/(Gain) on settlement of obligations	237	(359)
Changes in fair value of Convertible Loan	-	(166)
Loss on debt waiver consent	1,212	-
Loss on warrant amendment	345	-
Gain on change in fair value of contingent consideration	(1,074)	-
Gain on change in fair value of warrants	(7,902)	-
Changes to operating assets and liabilities:
Accounts receivable and unbilled receivables	(3,927)	(673)
Inventories	(1,472)	62
Prepaid expenses and other current assets	480	(342)
Accounts payable and other current payables	914	869
Deferred revenue	(462)	(338)
Accrued expenses, net	1,112	206
Customer deposits	110	1,261
Other	(47)	37
Net cash provided by / (used in) operating activities	(708)	471
Investing activities
Acquisition of business, net of cash acquired	(17,186)	-
Purchases of property and equipment	(149)	(19)
Capitalization of internal and external labor for software development	(4,140)	(1,140)
Net cash used in investing activities	(21,475)	(1,159)
Financing activities
Principal payments on finance leases	-	(4)
Proceeds from sale of common stock in PIPE, net of offering expenses	1,814	-
Proceeds from sale & exercise of pre-funded warrants in PIPE, net of offering expenses	8,295	-
Proceeds from Acquisition Term Loan, net of offering expenses	9,868	-
Proceeds from Term Loan (2022)	2,000	-
Repayment of seller note	(1,044)	(100)
Proceeds from common stock issuance, net of issuance costs	-	1,849
Net cash provided by financing activities	20,933	1,745
Decrease in Cash and Cash Equivalents	(1,250)	1,057
Cash and Cash Equivalents, beginning of year	2,883	1,826
Cash and Cash Equivalents, end of year	$1,633	$2,883

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands, unaudited)

Creative Realities, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” CRI defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. CRI defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of CRI’s profitability or liquidity. CRI’s management believes EBITDA and Adjusted EBITDA are useful financial metrics because they allow external users of CRI’s financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate CRI’s operating performance, compare the results of its operations from period to period and against CRI’s peers without regard to CRI’s financing methods, hedging positions or capital structure and because it highlights trends in CRI’s business that may not otherwise be apparent when relying solely on GAAP measures. CRI also presents EBITDA and Adjusted EBITDA because it believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA CRI presents may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA from net loss, CRI’s most directly comparable financial measure calculated and presented in accordance with GAAP.

		Quarters Ended
	Year Ended	December 31,	September 30,	June 30,	March 31,
Quarters ended	2022	2022	2022	2022	2022
GAAP net income (loss)	$1,876	$(1,334)	$(554)	$1,262	$2,502
Interest expense:
Amortization of debt discount	1,268	364	363	360	181
Other interest, net	1,475	423	394	390	268
Depreciation/amortization:
Amortization of intangible assets	2,702	743	848	431	680
Amortization of employee share-based awards	1,689	448	456	316	469
Depreciation of property and equipment	131	30	37	37	27
Income tax expense/(benefit)	79	33	(10)	53	3
EBITDA	$9,220	$707	$1,534	$2,849	$4,130
Adjustments
Gain on fair value of warrant liability	(7,902)	-	-	(2,433)	(5,469)
(Gain)/loss on settlement of obligations	237	-	(37)	(21)	295
Loss on debt waiver consent	1,212	-	-	-	1,212
Loss on warrant amendment	345	-	-	345	-
(Gain)/loss on fair value of equity guarantee	(1,074)	(705)	(442)	73	-
Disposal of Safe Space Solutions inventory	909	909	-	-	-
Deal and transaction costs	592	54	110	37	391
Other income	4	7	2	1	(6)
Stock-based compensation – Director grants	302	56	82	82	82
Adjusted EBITDA	$3,845	$1,028	$1,249	$933	$635